Exhibit 10.2

SEPARATION AGREEMENT
AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is executed on the dates set forth on the signature page by and between LRAD Corporation (“Company”), whose principal business address is 16990 Goldentop Road, Suite A, San Diego, California 92127, and Thomas R. Brown (“Executive”).

WHEREAS, Executive is employed by the Company as President and Chief Executive Officer;

WHEREAS, Executive and the Company’s Board of Directors (the “Board”) have determined that it is in the best interest of the Company that Executive resign from his position as President and Chief Executive Officer of the Company, effective as of June 30, 2016 (such date, the “Resignation Date”);

WHEREAS, Executive and the Board have determined that it is in the best interest of the Company that from the Resignation Date and during the “Transition Period” (as defined in this Agreement), Executive continue to provide transitional and consulting services to the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company has offered to provide Executive with separation pay and other consideration in exchange for the promises, covenants and other consideration to be provided by Executive as set forth herein, in accordance with the terms hereof; and

WHEREAS, Executive is willing to accept such consideration to be provided to him in exchange for the promises, covenants and other consideration set forth herein, in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the promises, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Resignation; Termination of Employment. Predicated upon the agreements between the Board and Executive as set forth herein, Executive has submitted to the Company his resignation from his position as President and Chief Executive Officer of the Company and as an officer, director and employee of the Company and its subsidiaries and affiliates, whereby he has notified the Company that he will resign from such positions effective as of the Resignation Date. The Company has accepted his resignation effective as of the Resignation Date. Executive will continue to serve as President and Chief Executive Officer of the Company and as a director on the Board through the Resignation Date. Executive will continue to diligently pursue the responsibilities of the President and Chief Executive Officer in substantially the same manner as he has in the past as long as he remains in such position, and shall continue to diligently serve in his capacity as a member of the Board in the same manner as he has in the past. On the Resignation Date, Executive shall execute and deliver any additional written documents reasonably requested by the Company necessary to effectuate his resignation as President and Chief Executive Officer of the Company and as a director on the Board and as an officer, director and employee of each subsidiary of the Company. On the Resignation Date, Executive’s employment with the Company and its subsidiaries and affiliates shall automatically, and without further action, terminate (the “Termination”).

2.             Payment of Salary and Benefits through the Resignation Date and Unpaid Accrued Vacation and Statutory Payments. From the date hereof through the Resignation Date, the Company will pay Executive his regular salary in accordance with the Company’s regular payroll practices and all benefits to which he is eligible on the date hereof shall continue to accrue on the same terms. All unpaid accrued vacation leave owed to him through the Resignation Date and other benefits to which Executive is statutorily entitled, if any, shall be paid to Executive on the Resignation Date. Executive shall submit any expenses for reimbursement incurred by Executive on or before the Resignation Date no later than 60 days after the Resignation Date. Executive’s participation in the Company’s 401(k) plan, and his eligibility to receive the Company’s standard matching contributions shall continue through the Resignation Date to the extent permitted by the terms of the 401(k) plan and applicable law. Except as expressly provided in this Agreement, Executive’s entitlement, participation in, and accrual of, all other salary, compensation or benefits from the Company will cease as of the Resignation Date, except that Executive will have such rights in such benefits as are required by law and plan documents, including without limitation, Executive’s vested benefits in the Company’s 401(k) plan, in accordance with and to the extent permitted by law and plan documents.

3.              Transition and Consulting Services. From the Resignation Date until December 31, 2016 or such earlier date as the Company notifies Executive in writing that such services are no longer needed (the “Separation Date”), Executive will perform such transitional and consulting services as the Company may reasonably request (the “Services”). As compensation for Executive providing the Services, Executive will receive the payments set forth in Section 4 below and three-hundred dollars ($300) per hour. The Services will generally be performed at such locations as are reasonably agreed by Executive and the Company in good faith; provided, that, Executive will perform the Services on the premises of the Company (or its applicable affiliate) when reasonably requested by the Company. The relationship between Executive and the Company from the Resignation Date to the Separation Date (the “Transition Period”) will be that of an independent contractor and consultant. With the prior written approval of the Company, Executive shall be reimbursed for reasonable out-of-pocket expenses incurred by Executive in the performance of the Services, subject to prompt submission of supporting documentation and otherwise in accordance with the Company’s reimbursement policies as in effect from time to time.

4.              Payments and Benefits. In full satisfaction of the Company’s obligations to Executive in respect of Executive’s Termination, and in consideration of Executive’s execution of this Agreement and the release contained herein, and Executive’s other continuing obligations under this Agreement and as additional consideration for Executive providing the Services, the Company will provide to Executive the payments and benefits set forth in this Section 4. Except as provided in this Agreement, Executive will be entitled to no compensation or benefits from the Company or its affiliates with respect to Executive’s Termination, the Services, or Executive’s other continuing obligations under this Agreement.

4.1.     Executive’s Participation in Bonus Plan. Notwithstanding anything to the contrary in the Company’s 2016 incentive bonus plan, as approved by the Compensation Committee of the Board on October 16, 2015 (the “Bonus Plan”), Executive is entitled to participate fully in the Bonus Plan, and any amount owed to Executive under the Bonus Plan will be paid to Executive in accordance with the terms of the Bonus Plan; provided that such participation will be based on Executive’s annual base salary immediately prior to the Resignation Date.

4.2.     Health Insurance Benefits. Executive and Executive’s dependents may continue to participate in the Company’s group health plans through the Resignation Date in accordance with their terms and conditions. During the Transition Period, Executive will continue to participate in the Company’s group health plan as permitted by the terms of the group health plan and applicable law. If Executive is not entitled to participate in the Company’s group health plan following the Resignation Date, and if Executive properly and timely elects to continue health coverage, Executive will be eligible to continue medical benefits coverage for himself and his dependents pursuant to the federal Consolidated Omnibus Budget Reconciliation Act and any applicable state COBRA-like statute that provides mandated eligibility for group health continuation coverage (collectively, “COBRA”) until the date that is twenty-four (24) months following the Resignation Date, and the Company will pay or reimburse Executive’s health insurance premiums under COBRA during such period of time; provided, that, (i) to the extent such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided or result in taxability of benefits or penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act, the Patient Protection and Affordable Care Act, or Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) if the Company is otherwise unable to continue to provide such continuation pursuant to its group health plan, then, in each case, this provision shall terminate and an amount equal to each remaining Company premium payment shall thereafter be paid to Executive, as taxable income, in substantially equal monthly installments over such twenty-four (24) month period (or remaining portion thereof). Notwithstanding anything to the contrary in this Section 4.2, if Executive becomes employed with another employer during such period and is eligible for comparable healthcare coverage under another employer-provided plan (as determined in the good faith discretion of the Company), the Company shall not be obligated to continue to provide the payment or reimbursement pursuant to this Section 4.2.

4.3.     Additional Consideration. The Company will pay to Executive, in a lump sum payment, payable on the Resignation Date, an amount equal to $566,500 (which is equal to two (2) years’ salary at the rate Executive was being paid at the Resignation Date) less applicable tax withholding and other deductions.

4.4.     Stock Options. On the Separation Date, the vesting and exercisability of all of Executive’s outstanding options to purchase the Company’s common stock issued pursuant to any equity incentive plan of the Company will be accelerated such that the options will be fully vested as of the Separation Date, and shall remain exercisable pursuant to the terms thereof until either (i) the twenty-four (24) month anniversary of the Separation Date, or (ii) the stated expiration date of the applicable option, whichever is earlier in time, at which time all of Executive’s unexercised options will expire and terminate. Notwithstanding the foregoing, this Section 4.5 shall not apply to stock awards issued under or held in any plan sponsored by the Company that is intended to be qualified under Section 401(a) of the Code.

5.             Independent Contractor. The Company and Executive acknowledge and agree that Executive’s status during the Transition Period will be that of an independent contractor only and not an employee, agent, partner, or joint venturer of or with the Company or its affiliates. Executive acknowledges that Executive is and will be solely responsible for the payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided for the Services hereunder.

6.             Release of All Claims by Executive.

6.1.     In consideration of the payments and benefits provided to Executive under this Agreement, which Executive acknowledges he is not otherwise entitled to receive, Executive hereby generally and completely releases the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to or on the Effective Date (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to Executive’s employment with the Company, or the termination of that employment; (b) all claims related to Executive’s compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (e) all federal, state and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement with the Company to which Executive is a party, the charter, bylaws or operating agreements of the Company, or under applicable law; (ii) any rights that are not waivable as a matter of law; or (iii) any claims arising from the Company’s breach of this Agreement. In addition, nothing in this Release prevents Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that Executive hereby waives his right to any monetary benefits in connection with any such claim, charge or proceeding. Executive hereby represents and warrants that, other than the Excluded Claims, Executive is not aware of any claims he has or might have against any of the Released Parties that are not included in the Released Claims.

6.2.     Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA (“ADEA Waiver”). Executive also acknowledges that the consideration given for the ADEA Waiver is in addition to anything of value to which he was already entitled. Executive is advised by this writing, as required by the ADEA, that: (a) his waiver and release do not apply to any claims that may arise after he signs this Agreement; (b) Executive should consult with an attorney prior to executing this release; (c) Executive has 21 days within which to consider this release (although Executive may choose to voluntarily execute this release earlier); (d) Executive has 7 days following the execution of this release to revoke this Agreement (in a written revocation directed to the Chairman of the Board); and (e) this Agreement will not be effective until the eighth day after Executive signs this Agreement, provided Executive has not earlier revoked this Agreement (the “Effective Date”). Executive will not be entitled to receive any of the benefits specified by this Agreement unless and until this Agreement becomes effective.

6.3.     In granting the release herein, which includes claims that may be unknown to Executive at present, Executive acknowledges that he has read and understands Section 1542 of the California Civil Code: “A general release does not extend to claims that the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

7.             Publicity; SEC Filing. The Company shall provide Executive with the opportunity to review and provide reasonable comments on any Form 8-K or press release issued by the Company reporting Executive’s separation from the Company. The parties acknowledge and agree that this Agreement will be publicly filed with the SEC.

8.             Covenant Not to Disclose Confidential or Proprietary Information.

8.1.     Executive acknowledges that the Company’s business is highly competitive and that the Company’s books, records and documents, technical information concerning its products, finances, marketing, business planning, customers and business associates all comprise confidential business information and trade secrets of the Company (collectively, “Confidential Information”) which are valuable, special and unique assets of the Company and which the Company uses in its business to obtain a competitive advantage over the Company’s competitors that do not know or use this information. Executive further acknowledges having had access to such Confidential Information and that protection of the Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, Executive hereby agrees that, in further consideration for the additional consideration described above, Executive will not, at any time, make any unauthorized disclosure of any Confidential Information or make any use thereof, except for the benefit and on behalf of the Company and only with written authorization of the Company.

8.2.     All written materials, records and other documents, in any format or medium, that were made by, or came into the possession of, Executive during the period of his employment by the Company which contain or disclose Confidential Information are and remain the property of the Company. Executive agrees to return to the Company the same, and all copies, derivatives and extracts thereof as of the Resignation Date, or destroy such documents at Executive’s option if discovered after the Resignation Date.

9.             Intellectual Property Ownership. Executive has no rights to any of the Company’s concepts, inventions, processes, methodologies or trademarks, nor does Executive have any rights to any materials that have been copyrighted by the Company. The Company owns all rights to its patents, inventions, trademarks, service marks, trade names and other trade indicia. The Company owns all copyright rights to its materials, including materials prepared by Executive. Any inventions, concepts, processes, methodologies, trademarks, works or other material subject to copyright, that were developed by Executive in part or in whole in connection with Executive’s duties and responsibilities with or for the Company, shall belong entirely to the Company, and Executive shall cooperate fully with the Company to perfect its ownership and title thereto, at Company’s sole expense and cost.

10.           Non-Solicitation and Non-Disparagement.

10.1.     Executive agrees that in further consideration of the payments and benefits provided under this Agreement, during his employment with the Company and for a period of two (2) years following the Resignation Date, Executive shall not, on his own behalf or on behalf of any other person, partnership, entity, association or corporation, directly or indirectly hire or seek to hire any employee of the Company or in any other manner attempt directly or indirectly to influence, induce or encourage any employee of the Company to leave the employment of the Company, nor shall Executive use or disclose to any person, partnership, entity, association or corporation any information concerning the names, addresses or personal telephone numbers of any employee of the Company.

10.2.     Executive agrees, at all times, to speak well of the Company and not make any disparaging or denigrating statements or comments about the Company or its operations, products, services, members, managers, officers, employees, agents or representatives. The Company agrees that, following the Resignation Date, it shall advise its directors and executive officers not to disparage Executive, either orally or in writing, at any time; provided that they may confer in confidence with the Company’s and their legal representatives and make truthful statements as required by law.

11.           Reasonableness of Covenants and Remedies for Breach of Covenants.

11.1.     Executive acknowledges and agrees that the restrictions and agreements in the covenants contained in Sections 8, 9 and 10 above are reasonable and necessary to protect the Company’s goodwill and legitimate business interests, that compliance with the terms of these covenants shall not cause Executive any undue hardship, and that any violation of the said covenants will cause substantial and irreparable harm to the Company that will not be quantifiable and for which no adequate remedy will exist at law. Company acknowledges and agrees that the restrictions and agreements in the covenants contained in Section 10 above are reasonable and necessary to protect Executive’s reputation legitimate business and personal interests, that compliance with the terms of these covenants shall not cause Company any undue hardship, and that any violation of the said covenants will cause substantial and irreparable harm to Executive that will not be quantifiable and for which no adequate remedy will exist at law.

11.2.     Executive agrees that, in the event he breaches or threatens to breach any of the covenants or agreements contained in Section 8, 9 and 10, the Company shall have the right to seek and obtain, and a court of competent jurisdiction may issue, a temporary restraining order, a preliminary or permanent injunction, or other order granting equitable relief (with any requirements for posting of a bond being hereby expressly waived), restraining or enjoining him from engaging in conduct or actions in violation of any such covenants. In addition, the Company shall be entitled to any and all other remedies available to it at law or in equity, and no action by the Company in pursuing a given remedy shall constitute an election to forego other remedies. Company agrees that, in the event that it breaches or threatens to breach any of the covenants or agreements contained in Section 10, Executive shall have the right to seek and obtain, and a court of competent jurisdiction may issue, a temporary restraining order, a preliminary or permanent injunction, or other order granting equitable relief (with any requirements for posting of a bond being hereby expressly waived), restraining or enjoining Company from engaging in conduct or actions in violation of any such covenants. In addition, Executive shall be entitled to any and all other remedies available to him at law or in equity, and no action by Executive in pursuing a given remedy shall constitute an election to forego other remedies.

12.           Return of Company Property. Executive covenants and agrees that he has or will return to the Company on or before the Resignation Date, all property of any kind or character that he received from the Company during the course of and relating to his employment, including, without limitation, all credit cards, telephone cards, cell phones, computers, personnel records (except personnel records previously provided by the Company to Executive and that specifically relate to Executive), handbooks or manuals, instructional or training books or materials, records, samples, financial information, business plans, marketing plans, computers or other electronic equipment, customer lists or records of customer usage, pricing lists, vendor lists or any other similar information that Executive had or has in his possession, custody or control.

13.            No Admission of Liability or Wrongdoing. This Agreement shall not be construed as an admission by the Company that it has acted wrongfully with respect to Executive, or that Executive has acted wrongfully toward the Company.

14.            Executive’s Right to Review Agreement with Counsel; Attorneys’ Fees. Executive fully understands that he has the right to discuss all aspects of this Agreement with a private attorney; that he has availed himself of that right to the extent he desires to do so; that he fully understands all of the provisions of this Agreement; and that he is entering into this Agreement voluntarily. Company shall reimburse the legal fees of Executive actually incurred in connection with this Agreement up to a maximum amount of $5,000, payable within 30 days of Executive’s submission of supporting documentation with respect thereto, but in no event later than December 31, 2016.

15.           Acknowledgement. Executive acknowledges that this Agreement is written in a manner that he understands, and that he, in fact, understands the terms, conditions and effect of this Agreement; that he does not waive rights or claims that may arise after the date this Agreement is executed; and that the rights and claims released and waived by him herein are in exchange for additional consideration in addition to anything of value to which Executive already is entitled.

16.           Section 409A of the Code.

16.1.     This Agreement is intended to be exempt from, or, to the extent that such requirements are applicable, comply with, the requirements of Section 409A and shall be interpreted and administered in accordance with that intent. If any provision of this Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules under Section 409A and the exclusion from Section 409A for certain short-term deferral amounts. Anything to the contrary herein notwithstanding, in the event that any such benefit or payment is deemed to result in the imposition of taxes and/or penalties under Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A will not apply or (ii) such benefit or payment does not result in the imposition of taxes and/or penalties under Section 409A, provided, however, that any resulting renegotiated terms shall provide to Executive, to the extent reasonably practicable, the after-tax economic equivalent based on what otherwise would have been provided to Executive pursuant to the terms of this Agreement. Notwithstanding anything herein to the contrary, Executive acknowledges and agrees that in the event that any tax is imposed under Section 409A in respect of any compensation or benefits payable to Executive, whether under or in connection with this Agreement or otherwise, then (i) the payment of such tax shall be solely Executive’s responsibility, and (ii) neither the Company, its affiliates nor any of their respective past or present directors, officers, employees or agents shall have any liability for any such tax.

16.2.     Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any payments or benefits payable under Section 4 of this Agreement, shall be paid to Executive during the six (6)-month period following Executive’s “separation from service” from the Company (within the meaning of Section 409A) (a “Separation from Service”) to the extent that the Company determines that paying such amounts at the time or times indicated in this Agreement would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six (6)-month period.

16.3.     All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

17.           Golden Parachute Excise Tax Best Results. If any payments or benefits provided for in this Agreement (a) constitute “parachute payments” within the meaning of the Code Section 280G and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section will be made in writing by Squar Milner LLP, the Company’s independent public accounts (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. Any reduction in payments and/or benefits required by this Section shall occur in the following order: (1) reduction of cash payments; and (2) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event will Executive exercise discretion in the order of any reduction in payments contemplated by this Section.

18.           General Provisions.

18.1.     Entire Agreement and Modification. Executive has carefully read and fully understands all of the terms of this Agreement. Executive and Company agree that this Agreement sets forth the entire agreement between Executive and the Company regarding the subject matter referenced herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including without limitation the employment letter between Executive and the Company dated August 23, 2006. Executive acknowledges that he has not relied upon any representations or statements, written or oral, not set forth in this Agreement. This Agreement cannot be modified except in writing and signed by both parties.

18.2.     Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

18.3.     Applicable Law, Jurisdiction and Venue. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of California. Any action to enforce any right hereunder, to obtain a declaration of any right or obligation hereunder, or to recover for any breach hereof shall be brought in San Diego, California. Executive hereby expressly consents to the jurisdiction and venue of the foregoing courts for such purposes.

18.4.     Assignment. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Executive may not assign any right or obligation hereunder without the Company’s prior written consent. The Company may assign its rights and obligations hereunder to any successor in interest.

18.5.     Execution/Counterparts. This Agreement may be executed in any number of counterparts, which counterparts, when so executed and delivered, shall be deemed to be an original, and all counterparts, taken together, shall constitute one and the same instrument. This Agreement may be executed by facsimile or email copy and such facsimile or email copy of an original signature shall be given the same force and effect of an original signature.

18.6.     Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

18.7.     Attorneys’ Fees. If any party to this Agreement brings an action or proceeding to enforce its rights hereunder, the prevailing party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees, if any, incurred in connection with such action.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Separation Agreement and General Release on the dates set forth below.

Executive	LRAD Corporation

Signature: /s/ Thomas R. Brown	By:	/s/ John G. Coburn
Thomas R. Brown	Name:	John G. Coburn
	Its:	Chairman of the Board

Date: March 11, 2016	Date:	March 11, 2016

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